Exhibit 10.8

C5 ACQUISITION CORPORATION

1701 Pennsylvania Ave, NW

Washington, D.C. 20006

May 27, 2021

C5 SPONSOR LLC

1701 Pennsylvania Ave, NW

Washington, D.C. 20006

Re:	Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement is entered into by and between C5 Acquisition Corporation (the “Company”), and C5 Sponsor LLC (the “Services Provider”) on the date first set forth above.

Services.

This letter confirms the parties’ agreement that, commencing on the date that securities of the Company are first listed in connection with the Company’s initial public offering (the “Listing Date”) and continuing until the earlier of the consummation by the Company of an initial business combination and the Company’s liquidation, in each case as described in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (such earlier date hereinafter referred to as the “Termination Date”):

1. The Services Provider (and/or any of its affiliates designated by the Services Provider) shall make available, or cause to be made available, to the Company, office space, managerial, due diligence, corporate development support, financial management services, and secretarial and administrative services as may be reasonably requested by the Company. In exchange therefor, the Company shall pay to the Services Provider the sum of $35,000 per month, commencing on the Listing Date and continuing monthly thereafter until the Termination Date; and

2. The Services Provider hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind or nature as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it presently has or may have in the future as a result of, or arising out of, this letter agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

Exculpation and Indemnification.

(a) None of the Services Provider or any of its members, managers, officers, directors, employees, agents, advisors or other representatives or affiliates (such persons, “Protected Persons”) shall be liable to the Company for (i) any action taken, or failure to act, with respect to the services provided under this letter agreement unless and only to the extent that such action taken or failure to act constitutes fraud, willful misconduct, gross negligence, bad faith or a material breach of this letter agreement by such Protected Person, in each case as determined by a court of competent jurisdiction in a final non-appealable judgment, or (ii) the action or inaction of any agent, contractor or consultant selected by any of them with reasonable care.

(b) To the maximum extent not prohibited by applicable law, the Company shall indemnify each Protected Person from and against any and all claims, losses, liabilities, proceedings (whether civil, criminal, administrative or investigative and whether such action, suit or proceeding is brought or initiated by the Company or a third party), damages, costs or expenses (including attorneys’ fees, judgments and expenses in connection therewith and amounts paid in defense and settlement thereof) (collectively, “Liabilities”), to which any Protected Person may directly or indirectly become subject, in connection with the services provided under this letter agreement; except to the extent that such Protected Person committed fraud, acted in bad faith, engaged in willful misconduct, was grossly negligent or materially breached this letter agreement, in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment.

(c) The provisions of this section shall continue to afford protection to each Protected Person regardless of whether such Protected Person remains in the position or capacity pursuant to which such Protected Person became entitled to exculpation and/or indemnification, respectively, under this section and regardless of any subsequent amendment to this letter agreement; provided, that no such amendment shall reduce or restrict the extent to which these exculpation and indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

(d) The rights of indemnification provided in this letter agreement shall be in addition to any rights to which a Protected Person may otherwise be entitled by contract or as a matter of law, and shall extend to each of such Protected Person’s heirs, successors and assigns.

(e) Notwithstanding anything herein to the contrary, the provisions of this section shall not be construed so as to provide for the exculpation or indemnification of any Protected Person for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), claims, damages or losses to the extent (but only to the extent) that such liability, claims, damages or losses may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this section to the fullest extent permitted by law.

Miscellaneous.

(a) This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(b) This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

(c) No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided that the Services Provider may assign this letter agreement or any of its rights, interests or obligations hereunder to an affiliate without the prior written approval of the Company. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

(d) This letter agreement constitutes the entire relationship of the parties hereto with respect to the subject matter described herein and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by and construed in accordance with, and interpreted pursuant to, the laws of the State of New York, without giving effect to any choice of law principles.

(e) This letter agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same letter agreement.

[Signature page follows]

Very truly yours,

C5 ACQUISITION CORPORATION

By:	/s/ Robert Meyerson
Name: Robert Meyerson
Title: Chief Executive Officer

AGREED TO AND ACCEPTED BY:

C5 SPONSOR LLC

By: C5 Capital USA LLC, its Manager

By:	/s/ Zulfe Ali
Name: Zulfe Ali
Title: Manager

[Signature Page to Administrative Services Agreement]